Filed pursuant to Rule 433
Registration Statement No. 333-131266
February 28, 2007
Relating to Pricing Supplement No. 227
dated February 28, 2007

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Fixed Rate Notes

Pricing Sheet – February 28, 2007
20% Reverse Exchangeable Securities Due January 31, 2008 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc. (the “Security”) (Reopening)

Issue Price:	$35.91 (approximately 100.7858546% of Par), inclusive of accrued interest
Par:	$35.63
Aggregate Principal Amount:	$22,300,104.40 (total outstanding $57,300,166)
Interest Rate:	20% per annum
Interest Accrual Date:	February 28, 2007
Interest Payment Dates:	The last day of each month, beginning March 31, 2007
Pricing Date:	February 28, 2007
Settlement Date:	March 7, 2007
Exchange Ratio:	0.85397 shares of AT&T Stock per Security
Exchange Price:	$41.7228 per Security
Exchange Factor:	1.0, subject to adjustment from January 30, 2007 for certain ordinary dividends, extraordinary dividends and corporate events relating to AT&T Inc.
Base Dividend:	$0.355 per share of AT&T Inc. common stock
Valuation Date:	January 29, 2008
Maturity Price:	The closing price of AT&T Stock on the Valuation Date times the Exchange Factor
Maturity Payoff:	At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive Par per Security. Otherwise, holders will receive a number of shares equal to the product of the Exchange Ratio and the Exchange Factor per Security.
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s Concession:	0.10% of issue price
CUSIP:	61750V626

The Securities are a further issuance of, and will be consolidated with, the 20% Reverse Exchangeable Securities Due January 31, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc. (the “Original Securities”) and form a single tranche with those Original Securities. The Securities will have the same CUSIP as the Original Securities and will trade interchangeably with the Original Securities. The pricing supplement relating to the Original Securities may be accessed via the following link: Pricing Supplement No. 193 to Registration Statement No.333-131266 dated January 23, 2007

One or more of the issuer’s affiliates has agreed to purchase up to $5,166,350 of the Securities offered hereby, and to hold such Securities for investment for a period of at least 60 days.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement, dated January 25, 2006
Prospectus, dated January 25, 2006